Exhibit 10.1

QC Holdings, Inc.

Long-Term Incentive Plan

The following is the structure for the QC Holdings, Inc. Long-Term Incentive Plan for 2012 and successive years.

Covered Officers	All executive officers, other than the Chairman of the Board and Chief Executive Officer and the Vice Chairman of the Board. Such other officers as the Compensation Committee may designate at the time of each annual grant of LTI Awards.

LTI Awards	LTI Awards will consist of Performance Units, comprising 75% of each LTI Award, and time-vested Restricted Stock Units, comprising 25% of each LTI Award.

Performance Period	Each Performance Period will cover three calendar years. LTI Awards will be granted annually to the Covered Officers, and earned/paid, at the end of three full calendar years. E.g., 2012 LTI Awards will cover calendar years 2012 – 2014.

Targeted $ Amount of LTI Awards	The targeted dollar amount of LTI Awards will be set by the Compensation Committee at the time of each LTI Award based on targeted long-term incentive compensation for each Covered Officer for each year.

Performance Measure	The performance measure for the Performance Unit portion of each LTI Award will be set by the Compensation Committee from time to time. The target or goal for the performance measure will be set by the Compensation Committee annually. The initial performance measure for the Performance Units will be annual Return on Average Assets for the Performance Period.

Performance Units (75%) of LTI Award	$100 per Unit value, granted in whole Units only. Threshold/Target/Maximum payout of the Performance Units will range between 50% and 200% based on achievement of 80% - 120% of the targeted Performance Measure (e.g. Return on Average Assets) for the Performance Period. Payout in cash at end of the 3-year Performance Period based on actual Performance Measure compared to the targeted Performance Measure. If 80% threshold performance is not achieved, the Performance Units will lapse as of the end of the 3-year Performance Period. 120% of targeted Performance Measure will result in 200% maximum payout of Performance Units.

Performance Units – Vesting and Change of Control Event

Performance Units vest at end of the Performance Period subject to continued employment by the Covered Officer throughout the Performance Period (i.e., 3-year cliff vesting as of close of business on December 31 of the third year of the Performance Period).

Performance Units vest upon a Change of Control Event, as defined in the 2004 Equity Incentive Plan. Performance Units will be paid upon a Change of Control based on the pro rated amount thereof based on (i) passage of time for that Performance Period, and (ii) achievement of targeted Performance Measure as of the end of the most recent fiscal quarter prior to the Change of Control Event. E.g., a Change of Control Event 18 months into a 3-year Performance Period during which the Company has hit 100% of the targeted performance measure would payout at 50% of the target amount of Performance Units. The Compensation Committee shall compute the payout, if any, of the Performance Units upon a Change of Control Event based on these two variables.

Restricted Stock Units (25%) of LTI Award

Restricted Stock Units equal to 25% of the targeted total dollar amount of the LTI Award for each Covered Officer, divided by the average weighted trailing 3-month stock price of QC Holdings Common Stock prior to the beginning of the Performance Period (e.g. for the three months ended December 31, 2011 for the 2012 LTI Awards).

Payout of Restricted Stock Units will be made in cash at the end of the Performance Period based on number of Restricted Stock Units times the average weighted trailing 3-month stock price of QC Holdings Common Stock as of December 31 of the third year of the Performance Period.

Restricted Stock Units – Vesting and Change of Control Event

Restricted Stock Units vest at end of the Performance Period subject to continued employment by the Covered Officer throughout the Performance Period (i.e., 3-year cliff vesting as of close of business on December 31 of the third year of the Performance Period).

Restricted Stock Units constitute Restricted Stock Awards for purposes of the 2004 Equity Incentive Plan. Accordingly, Restricted Stock Units vest upon a Change of Control Event, as defined in the 2004 Equity Incentive Plan. Restricted Stock Units will be paid in cash upon the Change of Control Event based on the number of Restricted Stock Units times the per share price paid for the Common Stock in the Change of Control Event. If the Change of Control Event does not entail the payment for Common Stock in cash or other consideration, the Restricted Stock Units will be paid based on the number of Restricted Stock Units times the average weighted trailing 3-month stock price of QC Holdings Common Stock immediately prior to the Change of Control Event.

Administration

LTI Awards will be made by the Compensation Committee pursuant to the terms of the LTI Plan and, with respect to the Restricted Stock Units, the QC Holdings, Inc. 2004 Equity Incentive Plan. Any conflict between the terms of the LTI Plan and the 2004 Equity Incentive Plan will be resolved by the Compensation Committee, with priority given to the terms of the LTI Plan.

The Compensation Committee retains the authority to interpret the terms of the LTI Plan, to amend, modify or suspend the LTI Plan at any time, in its sole and absolute discretion, and to modify, amend or adjust the Covered Officers, the performance measure for future LTI Plan awards, and to make other adjustments to LTI Plan awards as the Committee deems fair and equitable to adjust for any events or circumstances that were not foreseen as of the date of each LTI Plan award.

Timing of LTI Awards and Payouts

LTI Awards will normally be made each February in conjunction with the Compensation Committee review of financial and executive performance for the prior calendar year.

LTI Award payouts, if any, will normally be made each February, commencing February 2015 for the 2012 LTI Awards. Payout of Performance Units will be based on actual performance of the Company during the Performance Period compared to the targeted Performance Measures for the Performance Period. Payout of Restricted Stock Units will be based on the market value of the QC Holdings common stock as of the end of the Performance Period, as described above.

Cash payouts of both the Performance Units and the Restricted Stock Units will be made promptly by the Company after the Compensation Committee has certified LTI Award payouts for each Performance Period in accordance with normal payroll and withholding practices of the Company.